As filed with the Securities and Exchange Commission on September 14, 2009

Registration Statement No. 333-160254

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CREXUS INVESTMENT CORP.
(Exact Name of Registrant as Specified in its Governing Instruments)

1211 Avenue of the Americas, Suite 2902
New York, New York 10036
(877) 291-3453
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

R. Nicholas Singh, Esq.
General Counsel
Fixed Income Discount Advisory Company
1211 Avenue of the Americas, Suite 2902
New York, New York 10036
(212) 696-0100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Phillip J. Kardis, II, Esq.	Valerie Ford Jacob, Esq.
K&L Gates LLP	Paul D. Tropp, Esq.
1601 K Street, N.W.	Fried, Frank, Harris, Shriver & Jacobson LLP
Washington, DC 20006	One New York Plaza
(202) 778-9401	New York, NY 10004
(212) 859-8000
          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

          The purpose of this Amendment No. 5 to the registration statement is solely to file exhibits to the registration statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$32,085
Financial Industry Regulatory Authority filing fee	$58,000
New York Stock Exchange listing fee	$197,500
Legal fees and expenses (including Blue Sky fees)	$600,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$30,000
Transfer agent fees and expenses	$10,000
Miscellaneous	$22,415
Total	$1,000,000

Item 32. Sales to Special Parties.

          None.

Item 33. Recent Sales of Unregistered Securities.

          On May 21, 2008, the registrant issued 1,000,000 shares of our common stock to certain of our Manager’s officers and employees for an aggregate purchase price of $50,000. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34. Indemnification of Directors and Officers.

          Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (or Maryland General Corporation Law or MGCL) provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding because of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

          Our charter provides that our directors, officers, employees, and agents, in the discretion of our board of directors, may be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

          The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

          We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 35. Treatment of Proceeds from Stock Being Registered.

          None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

          In reviewing the agreements included as exhibits to this registration statement, please remember that such exhibits are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about CreXus Investment Corp. or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

          Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement among CreXus Investment Corp. and the underwriters named therein

1.2*	Form of Stock Purchase Agreement between CreXus Investment Corp. and Annaly Capital Management, Inc.

3.1	Articles of Amendment and Restatement of CreXus Investment Corp.

3.2*	Form of Amended and Restated Bylaws of CreXus Investment Corp.

4.1*	Specimen Common Stock Certificate of CreXus Investment Corp.

5.1*	Opinion of K&L Gates LLP (including consent of such firm)

8.1*	Tax Opinion of K&L Gates LLP (including consent of such firm)

10.1*	Management Agreement

10.2	Mortgage Origination and Servicing Agreement between CreXus Investment Corp. and Principal Real Estate Investors, LLC

10.3*	Form of Equity Incentive Plan

10.4*	Form of Common Stock Award

10.5*	Form of Stock Option Grant

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)

23.3*	Consent of K&L Gates LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

99.1*	Consent of Robert Eastep

99.2*	Consent of Patrick Corcoran

99.3*	Consent of Nancy Jo Kuenstner

* Previously filed.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 14, 2009.

CREXUS INVESTMENT CORP.

By:	/s/ *

Kevin Riordan
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ *	Chief Executive Officer, President and Director (principal executive officer)	September 14, 2009

Kevin Riordan

/s/ Daniel Wickey	Chief Financial Officer (principal financial and accounting officer)	September 14, 2009

Daniel Wickey

/s/ Ronald Kazel	Director	September 14, 2009

Ronald Kazel

*By:	/s/ Daniel Wickey

Name: Daniel Wickey
Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement among CreXus Investment Corp. and the underwriters named therein
1.2*	Form of Stock Purchase Agreement between CreXus Investment Corp. and Annaly Capital Management, Inc.
3.1	Articles of Amendment and Restatement of CreXus Investment Corp.
3.2*	Form of Amended and Restated Bylaws of CreXus Investment Corp.
4.1*	Specimen Common Stock Certificate of CreXus Investment Corp.
5.1*	Opinion of K&L Gates LLP (including consent of such firm)
8.1*	Tax Opinion of K&L Gates LLP (including consent of such firm)
10.1*	Management Agreement
10.2	Mortgage Origination and Servicing Agreement between CreXus Investment Corp. and Principal Real Estate Investors, LLC
10.3*	Form of Equity Incentive Plan
10.4*	Form of Common Stock Award
10.5*	Form of Stock Option Grant
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)
23.3*	Consent of K&L Gates LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1*	Consent of Robert Eastep
99.2*	Consent of Patrick Corcoran
99.3*	Consent of Nancy Jo Kuenstner

* Previously filed.